Exhibit 99.1
ARES CAPITAL CORPORATION ANNOUNCES MARCH 31, 2024 FINANCIAL RESULTS
AND DECLARES SECOND QUARTER 2024 DIVIDEND OF $0.48 PER SHARE

DIVIDEND DECLARATIONS

New York, NY — May 1, 2024 — Ares Capital Corporation (“Ares Capital”) (NASDAQ: ARCC) announced that its Board of Directors has declared a second quarter 2024 dividend of $0.48 per share. The second quarter 2024 dividend is payable on June 28, 2024 to stockholders of record as of June 14, 2024.

MARCH 31, 2024 FINANCIAL RESULTS

Ares Capital also announced financial results for its first quarter ended March 31, 2024.

OPERATING RESULTS

	Q1-24(1)		Q1-23(1)
(dollar amounts in millions, except per share data)	Total Amount	Per Share	Total Amount	Per Share
GAAP net income per share(2)(3)		$0.76		$0.52
Core EPS(4)		$0.59		$0.57
Dividends declared and payable		$0.48		$0.48
Net investment income(2)	$325	$0.55	$318	$0.60
Net realized losses(2)	$(32)	$(0.05)	$(50)	$(0.10)
Net unrealized gains(2)	$156	$0.26	$10	$0.02
GAAP net income(2)(3)	$449	$0.76	$278	$0.52

	As of
(dollar amounts in millions, except per share data)	March 31, 2024	December 31, 2023
Portfolio investments at fair value	$23,124	$22,874
Total assets	$24,256	$23,800
Stockholders’ equity	$11,872	$11,201
Net assets per share	$19.53	$19.24
Debt/equity ratio	0.99x	1.07x
Debt/equity ratio, net of available cash(5)	0.95x	1.02x
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(1)Net income can vary substantially from period to period due to various factors, including the level of new investment commitments, the recognition of realized gains and losses and unrealized appreciation and depreciation. As a result, quarterly comparisons of net income may not be meaningful.

(2)All per share amounts and weighted average shares outstanding are basic. The basic weighted average shares outstanding for the three months ended March 31, 2024 and 2023 were approximately 591 million and 534 million, respectively.

(3)In March 2024, in connection with the repayment of the 2024 Convertible Notes (as defined below), Ares Capital issued approximately 20 million shares of common stock. As a result, the basic and diluted weighted average shares outstanding for the three months ended March 31, 2024 was approximately 591 million. Ares Capital’s diluted GAAP net income per share for the three months ended March 31, 2023 was $0.51. The weighted average shares outstanding for the purpose of calculating the diluted GAAP net income per share for the three months ended March 31, 2023 was approximately 555 million shares, which includes approximately 21 million shares related to the assumed conversion of the 2024 Convertible Notes.

(4)Core EPS is a non-GAAP financial measure. Core EPS is the net increase (decrease) in stockholders’ equity resulting from operations, and excludes net realized and unrealized gains and losses, any capital gains incentive fees attributable to such net realized and unrealized gains and losses and any income taxes related to such net realized gains and losses, divided by the basic weighted average shares outstanding for the relevant period. GAAP net income (loss) per share is the most directly comparable GAAP financial measure. Ares Capital believes that Core EPS provides useful information to investors regarding financial performance because it is one method Ares Capital uses to measure its financial condition and results of operations. The presentation of this additional information is not meant to be considered in isolation or as a substitute for financial results prepared in accordance with GAAP. Reconciliations of GAAP net income, the most directly comparable GAAP financial measure, to Core EPS are set forth in Schedule 1 hereto.

(5)Computed as total principal debt outstanding less available cash divided by stockholders’ equity. Available cash excludes restricted cash as well as cash held for uses specifically designated for paying interest and expenses on certain debt.

“We are off to a strong start to the year, with a healthy level of earnings, low non-accruals, moderate leverage, increased year-over-year investment activity and record net asset value per share,” said Kipp deVeer, Chief Executive Officer of Ares Capital. “We believe our broad market coverage and the scale of our direct origination platform across the middle market enable us to source differentiated investment opportunities. With our competitive advantages, we believe we are well positioned to build upon our nearly 20-year track record of generating attractive investment returns for our shareholders.”

“We continued to bolster and diversify our capital base by issuing, amending or renewing over $7 billion of financing at attractive rates so far this year,” said Scott Lem, Chief Financial Officer of Ares Capital. “With over $6 billion of available capital, and leverage levels below 1.0x, we believe we are well positioned to continue to support the growth of our existing portfolio companies and to remain opportunistic investors in this market environment.”

PORTFOLIO AND INVESTMENT ACTIVITY

(dollar amounts in millions)	Q1-24	Q1-23
Portfolio Activity During the Period:
Gross commitments	$3,554	$766
Exits of commitments	$3,414	$1,884

Portfolio Information:
	As of
	March 31, 2024	December 31, 2023
Portfolio investments at fair value	$23,124	$22,874
Fair value of accruing debt and other income producing securities(6)	$20,490	$20,375
Number of portfolio company investments	510	505
Percentage of floating rate securities at fair value(7)	68%	69%
Weighted average yields on debt and other income producing securities(8):
At amortized cost	12.4%	12.5%
At fair value	12.4%	12.5%
Weighted average yields on total investments(9):
At amortized cost	11.1%	11.3%
At fair value	11.0%	11.2%

Asset class percentage at fair value:
First lien senior secured loans	46%	44%
Second lien senior secured loans	13%	16%
Subordinated certificates of the SDLP	6%	6%
Senior subordinated loans	5%	5%
Preferred equity	11%	11%
Ivy Hill Asset Management, L.P.(10)	9%	9%
Other equity	10%	9%
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(6)Includes the fair value of Ares Capital’s equity investment in Ivy Hill Asset Management, L.P. (“IHAM”).

(7)Includes Ares Capital's investment in the subordinated certificates of the SDLP (as defined below).

(8)Weighted average yields on debt and other income producing securities are computed as (a) the annual stated interest rate or yield earned plus the net annual amortization of original issue discount and market discount or premium earned on accruing debt and other income producing securities (including the annualized amount of the dividend received by Ares Capital related to its equity investment in IHAM during the most recent quarter end), divided by (b) the total accruing debt and other income producing securities at amortized cost or at fair value (including the amortized cost or fair value of Ares Capital’s equity investment in IHAM as applicable), as applicable.

(9)Weighted average yields on total investments are computed as (a) the annual stated interest rate or yield earned plus the net annual amortization of original issue discount and market discount or premium earned on accruing debt and other income producing securities (including the annualized amount of the dividend received by Ares Capital related to its equity investment in IHAM during the most recent quarter end), divided by (b) total investments at amortized cost or at fair value, as applicable.

(10)Includes Ares Capital’s subordinated loan and equity investments in IHAM, as applicable.

In the first quarter of 2024, Ares Capital made new investment commitments of approximately $3.6 billion, of which approximately $2.5 billion were funded. New investment commitments included 16 new portfolio companies and 45 existing portfolio companies. As of March 31, 2024, 240 separate private equity sponsors were represented in Ares Capital’s portfolio. Of the approximately $3.6 billion in new commitments made during the first quarter of 2024, 88% were in first lien senior secured loans, 2% were in second lien senior secured loans, 1% were in subordinated certificates of the Senior Direct Lending Program (the “SDLP”), 7% were in Ares Capital’s subordinated loan investment in IHAM and 2% were in other equity. Of the approximately $3.6 billion in new commitments, 97% were in floating rate debt securities, of which 95% contained interest rate floors and 1% were in the subordinated certificates of the SDLP. The weighted average yield of debt and other income producing securities funded during the period at amortized cost was 11.0% and the weighted average yield on total investments funded during the period at amortized cost was 10.8%. Ares Capital may seek to sell all or a portion of these new investment commitments, although there can be no assurance that Ares Capital will be able to do so. Also in the first quarter of 2024, Ares Capital funded approximately $396 million related to previously existing unfunded revolving and delayed draw loan commitments.

Also in the first quarter of 2024, Ares Capital exited approximately $3.4 billion of investment commitments, including approximately $35 million of loans sold to IHAM or certain vehicles managed by IHAM. Of the approximately $3.4 billion of exited investment commitments, 71% were first lien senior secured loans, 18% were second lien senior secured loans, 7% were Ares Capital’s subordinated loan investment in IHAM, 3% were subordinated certificates of the SDLP and 1% were preferred equity. Of the approximately $3.4 billion of exited investment commitments, 98% were floating rate, 1% were non-income producing and 1% were on non-accrual.

As of March 31, 2024 and December 31, 2023, the weighted average grade of the portfolio at fair value was 3.1 and 3.1, respectively, and loans on non-accrual status represented 1.7% of the total investments at amortized cost (or 0.7% at fair value) and 1.3% at amortized cost (or 0.6% at fair value), respectively. For more information on Ares Capital’s portfolio investment grades and loans on non-accrual status, see “Part I—Item 2. Management’s Discussion and Analysis of Financial Condition and Results of Operations—Portfolio and Investment Activity” in Ares Capital’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2024, filed with the Securities and Exchange Commission (“SEC”) on May 1, 2024.

LIQUIDITY AND CAPITAL RESOURCES

As of March 31, 2024, Ares Capital had $509 million in cash and cash equivalents and $11.8 billion in total aggregate principal amount of debt outstanding ($11.7 billion at carrying value). Subject to borrowing base and other restrictions, Ares Capital had approximately $5.5 billion available for additional borrowings under its existing credit facilities as of March 31, 2024.

In January 2024, Ares Capital issued $1.0 billion in aggregate principal amount of unsecured notes, which bear interest at a rate of 5.875% per annum and mature on March 1, 2029 (the “2029 Notes”). The 2029 Notes pay interest semi-annually and all principal is due upon maturity. The 2029 Notes may be redeemed in whole or in part at any time at Ares Capital’s option at a redemption price equal to par plus a “make whole” premium, if applicable, as determined pursuant to the indenture governing the 2029 Notes, and any accrued and unpaid interest. The 2029 Notes were issued at a discount to the principal amount. In connection with the 2029 Notes, Ares Capital entered into an interest rate swap agreement for a total notional amount of $1.0 billion that matures on March 1, 2029. Under the interest rate swap agreement, Ares Capital receives a fixed interest rate of 5.875% and pays a floating interest rate of one-month Secured Overnight Financing Rate (“SOFR”) plus 2.023%.

In February 2024, Ares Capital and its consolidated subsidiary, ARCC FB Funding LLC (“AFB”), entered into an agreement to amend AFB’s revolving funding facility (the “BNP Funding Facility”). The amendment, among other things, adjusted the interest rate charged on the BNP Funding Facility from an applicable SOFR or a “base rate” (as defined in the agreements governing the BNP Funding Facility) plus a margin of (i) 2.80% during the reinvestment period and (ii) 3.30% following the reinvestment period to an applicable SOFR or a “base rate” (as defined in the agreements governing the BNP Funding Facility) plus a margin of (i) 2.65% during the reinvestment period and (ii) 3.15% following the reinvestment period.

In March 2024, Ares Capital and its consolidated subsidiary, Ares Capital JB Funding LLC (“ACJB LLC”), entered into an agreement to amend ACJB LLC’s revolving funding facility (the “SMBC Funding Facility”) with Sumitomo Mitsui Banking Corporation and each of the other parties thereto. The amendment, among other things, (a) extended the reinvestment period from May 28, 2024 to March 28, 2027; (b) extended the stated maturity date from May 28, 2026 to March 28, 2029; and (c) adjusted the interest rate charged on the SMBC Funding Facility from an applicable spread of either (i) 1.75% or 2.00% over one month SOFR plus a credit spread adjustment of 0.10% or (ii) 0.75% or 1.00% over a “base rate” (as defined in the agreements governing the SMBC Funding Facility) to an applicable spread of either (x) 2.50% over one month SOFR or (y) 1.50% over a “base rate” (as defined in the agreements governing the SMBC Funding Facility).

In March 2024, Ares Capital repaid in full the $403 million in aggregate principal amount of unsecured convertible notes, which bore interest at a rate of 4.625% per year, payable semi-annually (the “2024 Convertible Notes”) upon their maturity, resulting in a realized loss on extinguishment of debt of $14 million. In accordance with the indenture governing the 2024 Convertible Notes, Ares Capital settled the repayment of the 2024 Convertible Notes with a combination of cash and shares of its common stock. Approximately $393 million of aggregate principal amount was settled with approximately 20 million shares of Ares Capital’s common stock and the remaining $10 million was settled with available cash.

During the three months ended March 31, 2024, Ares Capital issued and sold approximately 4.2 million shares of common stock under its equity distribution agreements, with net proceeds totaling approximately $84.1 million, after giving effect to sales agents’ commissions and certain estimated offering expenses.

FIRST QUARTER 2024 DIVIDENDS PAID

On February 7, 2024, Ares Capital announced that its Board of Directors declared a first quarter 2024 dividend of $0.48 per share for a total of approximately $291 million. The first quarter 2024 dividend was paid on March 29, 2024 to stockholders of record as of March 15, 2024.

RECENT DEVELOPMENTS

In April 2024, Ares Capital amended and restated its senior secured credit facility (as amended and restated, the “A&R Credit Facility”). The amendment, among other things, (a) reduced the total commitment under the A&R Credit Facility from $4,758 million to $4,488 million, (b) extended the expiration of the revolving period for lenders electing to extend their revolving commitments in an amount equal to approximately $3,005 million from April 19, 2027 to April 12, 2028, during which period Ares Capital, subject to certain conditions, may make borrowings under the A&R Credit Facility, (c) extended the stated maturity date for lenders electing to extend their revolving commitments in an amount equal to approximately $3,005 million from April 19, 2028 to April 12, 2029 and (d) extended the stated maturity date for $968 million of the lenders electing to extend their term loan commitments from April 19, 2028 to April 12, 2029. Lenders who elected not to extend their revolving commitments in an amount equal to approximately $269 million and $107 million will remain subject to a revolving period expiration of March 31, 2026 and March 31, 2025, respectively, and a stated maturity date of March 31, 2027 and March 31, 2026, respectively. Lenders who elected not to extend their term loan commitments in an amount equal to $70 million, $41 million and $28 million will remain subject to a maturity date of April 19, 2028, March 31, 2027 and March 31, 2026, respectively.

The A&R Credit Facility is composed of a revolving loan tranche equal to approximately $3,381 million and a term loan tranche equal to approximately $1,107 million. The A&R Credit Facility includes an “accordion” feature that allows Ares Capital, under certain circumstances, to increase the size of the facility by an amount up to $2,244 million.

In April 2024, the Ares Capital and its consolidated subsidiary, AFB, entered into an agreement to amend the BNP Funding Facility. The amendment, among other things, adjusted the interest rate charged on the BNP Funding Facility from an applicable SOFR or a “base rate” (as defined in the agreements governing the BNP Funding Facility) plus a margin of (i) 2.65% during the reinvestment period and (ii) 3.15% following the reinvestment period to an applicable SOFR or a “base rate” (as defined in the agreements governing the BNP Funding Facility) plus a margin of (i) 2.50% during the reinvestment period and (ii) 3.00% following the reinvestment period. The other terms of the BNP Funding Facility remained materially unchanged.

In April 2024, Ares Capital, through a wholly owned and consolidated subsidiary, priced a $476 million term debt securitization. The transaction is expected to close in May 2024, subject to customary closing conditions. Term debt securitization is also known as a collateralized loan obligation and is a form of secured financing incurred by Ares Capital which is consolidated by it and subject to its overall asset coverage requirement.

From April 1, 2024 through April 24, 2024, Ares Capital made new investment commitments of approximately $1.2 billion, of which approximately $1.1 billion were funded. Of the approximately $1.2 billion in new investment commitments, 85% were in first lien senior secured loans, 7% were in senior subordinated loans, 7% were in preferred equity and 1% were in other equity. Of the approximately $1.2 billion in new investment commitments, 92% were floating rate, 7% were fixed rate and 1% were non-income producing. The weighted average yield of debt and other income producing securities funded during the period at amortized cost was 11.6% and the weighted average yield on total investments funded during the period at amortized cost was 11.5%. Ares Capital may seek to sell all or a portion of these new investment commitments, although there can be no assurance that it will be able to do so.

From April 1, 2024 through April 24, 2024, Ares Capital exited approximately $249 million of investment commitments. Of the approximately $249 million of exited investment commitments, 64% were first lien senior secured loans, 7% were subordinated certificates of the SDLP, 23% were Ares Capital’s subordinated loan investment in IHAM and 6% were other equity. Of the approximately $249 million of exited investment commitments, 94% were floating rate and 6% were non-income producing. The weighted average yield of debt and other income producing securities exited or repaid during the period at amortized cost was 11.5% and the weighted average yield on total investments exited or repaid during the period at amortized cost was 10.9%. Of the approximately $249 million of investment commitments exited from April 1, 2024 through April 24, 2024, Ares Capital recognized total net realized gains of approximately $1 million.

In addition, as of April 24, 2024, Ares Capital had an investment backlog and pipeline of approximately $1.3 billion and $30 million, respectively. Investment backlog includes transactions approved by Ares Capital’s investment adviser’s investment committee and/or for which a formal mandate, letter of intent or a signed commitment have been issued, and therefore Ares Capital believes are likely to close. Investment pipeline includes transactions where due diligence and analysis are in process, but no formal mandate, letter of intent or signed commitment have been issued. The consummation of any of the investments in this backlog and pipeline depends upon, among other things, one or more of the following: satisfactory completion of Ares Capital due diligence investigation of the prospective portfolio company, Ares Capital’s acceptance of the terms and structure of such investment and the execution and delivery of satisfactory transaction documentation. In addition, Ares Capital may sell all or a portion of these investments and certain of these investments may result in the repayment of existing investments. Ares Capital cannot assure you that it will make any of these investments or that Ares Capital will sell all or any portion of these investments.

WEBCAST / CONFERENCE CALL

Ares Capital will host a webcast/conference call on Wednesday, May 1, 2024 at 10:00 a.m. (Eastern Time) to discuss its quarter ended March 31, 2024 financial results. PLEASE VISIT ARES CAPITAL’S WEBCAST LINK LOCATED ON THE HOME PAGE OF THE INVESTOR RESOURCES SECTION OF ARES CAPITAL’S WEBSITE FOR A SLIDE PRESENTATION THAT COMPLEMENTS THE EARNINGS CONFERENCE CALL.

All interested parties are invited to participate via telephone or the live webcast, which will be hosted on a webcast link located on the Home page of the Investor Resources section of Ares Capital’s website at www.arescapitalcorp.com. Please visit the website to test your connection before the webcast. Domestic callers can access the conference call toll free by dialing +1 (800) 579-2543. International callers can access the conference call by dialing +1 (785) 424-1789. All callers are asked to dial in 10-15 minutes prior to the call so that name and company information can be collected and to reference the conference ID ARCCQ124. For interested parties, an archived replay of the call will be available approximately one hour after the end of the call through May 30, 2024 at 5:00 p.m. (Eastern Time) to domestic callers by dialing toll free +1 (800) 839-5635 and to international callers by dialing +1 (402) 220-2561. An archived replay will also be available through May 30, 2024 on a webcast link located on the Home page of the Investor Resources section of Ares Capital’s website.

ABOUT ARES CAPITAL CORPORATION

Founded in 2004, Ares Capital is a leading specialty finance company focused on providing direct loans and other investments in private middle market companies in the United States. Ares Capital’s objective is to source and invest in high-quality borrowers that need capital to achieve their business goals, which often times can lead to economic growth and employment. Ares Capital believes its loans and other investments in these companies can help generate attractive levels of current income and potential capital appreciation for investors. Ares Capital, through its investment manager, utilizes its extensive, direct origination capabilities and incumbent borrower relationships to source and underwrite predominantly senior secured loans but also subordinated debt and equity investments. Ares Capital has elected to be regulated as a business development company (“BDC”) and was the largest publicly traded BDC by market capitalization as of March 31, 2024. Ares Capital is externally managed by a subsidiary of Ares Management Corporation (NYSE: ARES), a publicly traded, leading global alternative investment manager. For more information about Ares Capital, visit www.arescapitalcorp.com.

FORWARD-LOOKING STATEMENTS

Statements included herein or on the webcast/conference call may constitute “forward-looking statements,” which relate to future events or Ares Capital’s future performance or financial condition. These statements are not guarantees of future performance, condition or results and involve a number of risks and uncertainties. Actual results and conditions may differ materially from those in the forward-looking statements as a result of a number of factors, including those described from time to time in Ares Capital’s filings with the SEC. Ares Capital undertakes no duty to update any forward-looking statements made herein or on the webcast/conference call.

INVESTOR RELATIONS CONTACTS

Ares Capital Corporation
John Stilmar or Carl Drake
(888) 818-5298
irarcc@aresmgmt.com

ARES CAPITAL CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEET
(in millions, except per share data)

	As of
	March 31, 2024	December 31, 2023
ASSETS	(unaudited)
Total investments at fair value (amortized cost of $22,805 and $22,668, respectively)	$23,124	$22,874
Cash and cash equivalents	509	535
Restricted cash	68	29
Interest receivable	251	245
Receivable for open trades	213	16
Other assets	82	91
Operating lease right-of-use asset	9	10
Total assets	$24,256	$23,800
LIABILITIES
Debt	$11,695	$11,884
Base management fee payable	87	84
Income based fee payable	88	90
Capital gains incentive fee payable	112	88
Interest and facility fees payable	107	132
Payable to participants	68	29
Payable for open trades	14	7
Accounts payable and other liabilities	164	234
Secured borrowings	34	34
Operating lease liabilities	15	17
Total liabilities	12,384	12,599
STOCKHOLDERS’ EQUITY
Common stock, par value $0.001 per share, 1,000 common shares authorized; 608 and 582 common shares issued and outstanding, respectively	1	1
Capital in excess of par value	11,251	10,738
Accumulated undistributed earnings	620	462
Total stockholders’ equity	11,872	11,201
Total liabilities and stockholders’ equity	$24,256	$23,800
NET ASSETS PER SHARE	$19.53	$19.24

ARES CAPITAL CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENT OF OPERATIONS
(in millions, except per share data)
(unaudited)

	For the Three Months Ended March 31,
	2024	2023
INVESTMENT INCOME
Interest income from investments	$513	$470
Capital structuring service fees	28	10
Dividend income	147	121
Other income	13	17
Total investment income	701	618

EXPENSES
Interest and credit facility fees	159	139
Base management fee	87	79
Income based fee	88	76
Capital gains incentive fee	25	(6)
Administrative fees	3	3
Other general and administrative	7	7
Total expenses	369	298
NET INVESTMENT INCOME BEFORE INCOME TAXES	332	320
Income tax expense, including excise tax	7	2
NET INVESTMENT INCOME	325	318
REALIZED AND UNREALIZED GAINS (LOSSES) ON INVESTMENTS, FOREIGN CURRENCY AND OTHER TRANSACTIONS:
Net realized losses	(18)	(50)
Net unrealized gains	156	10
Net realized and unrealized gains (losses) on investments, foreign currency and other transactions	138	(40)
REALIZED LOSS ON EXTINGUISHMENT OF DEBT	(14)	—
NET INCREASE IN STOCKHOLDERS’ EQUITY RESULTING FROM OPERATIONS	$449	$278
NET INCOME PER COMMON SHARE:
Basic	$0.76	$0.52
Diluted	$0.76	$0.51
WEIGHTED AVERAGE SHARES OF COMMON STOCK OUTSTANDING:
Basic	591	534
Diluted	591	555

SCHEDULE 1

Reconciliations of GAAP net income per share to Core EPS

Reconciliations of GAAP net income per share, the most directly comparable GAAP financial measure, to Core EPS for the three months ended March 31, 2024 and 2023 are provided below.

	For the Three Months Ended March 31,
	2024	2023
	(unaudited)	(unaudited)
GAAP net income per share(1)(2)	$0.76	$0.52
Adjustments:
Net realized and unrealized (gains) losses(1)	(0.21)	0.08
Capital gains incentive fees attributable to net realized and unrealized gains and losses(1)	0.04	(0.01)
Income tax expense (benefit) related to net realized gains and losses(1)	—	(0.02)
Core EPS(3)	$0.59	$0.57
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(1)All per share amounts and weighted average shares outstanding are basic. The basic weighted average shares outstanding for the three months ended March 31, 2024 and 2023 was approximately 591 million and 534 million, respectively.

(2)In March 2024, in connection with the repayment of the 2024 Convertible Notes, Ares Capital issued approximately 20 million shares of common stock. As a result, the basic and diluted weighted average shares outstanding for the three months ended March 31, 2024 was approximately 591 million. Ares Capital’s diluted GAAP net income per share for the three months ended March 31, 2023 was $0.51. The weighted average shares outstanding for the purpose of calculating the diluted GAAP net income per share for the three months ended March 31, 2023 was approximately 555 million shares, which includes approximately 21 million shares related to the assumed conversion of the 2024 Convertible Notes.

(3)Core EPS is a non-GAAP financial measure. Core EPS is the net increase (decrease) in stockholders’ equity resulting from operations, and excludes net realized and unrealized gains and losses, any capital gains incentive fees attributable to such net realized and unrealized gains and losses and any income taxes related to such net realized gains and losses, divided by the basic weighted average shares outstanding for the relevant period. GAAP net income (loss) per share is the most directly comparable GAAP financial measure. Ares Capital believes that Core EPS provides useful information to investors regarding financial performance because it is one method Ares Capital uses to measure its financial condition and results of operations. The presentation of this additional information is not meant to be considered in isolation or as a substitute for financial results prepared in accordance with GAAP.